Exhibit 3.1

AMENDMENT TO BYLAWS

OF

FIBERTOWER CORPORATION

Effective as of January 21, 2008

WHEREAS, the Board of Directors (the “Board”) of FiberTower Corporation, a Delaware corporation (the “Company”), has heretofore adopted the Company’s Bylaws; and

WHEREAS, Article IX of the Bylaws of the Company, provides that the Board has the power to amend the Bylaws; and

WHEREAS, at a meeting of the Board duly held on January 21, 2008, the Board authorized and approved certain amendments to the Bylaws as set forth in this Amendment to Bylaws;

NOW, THEREFORE, effective as of the date first set forth above, the Bylaws are hereby amended as follows:

A.     Section 5.06 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Section 5.06.     President.   The President shall be the chief executive officer of the Corporation; shall (in the absence of the Chairman of the Board, if one is elected) preside over meetings of the Stockholders and Board of Directors; shall be an ex officio member of all standing committees; shall have general and active management of business of the corporation; shall implement the general directives, plans and policies formulated by the Board of Directors; and shall further have such duties, responsibilities and authorities as may be assigned to him by the Board of Directors. He may sign, with any other proper officer, certificates for shares of the Corporation and any deeds, bonds, mortgages, contracts and other documents which the Board of Directors has authorized to be executed, except where required by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors or these Bylaws, to some other officer or agent of the Corporation. In the absence of the President, his duties shall be performed and his authority may be exercised by a Vice President of the Corporation as may have been designated by the President with the right reserved to the Board of Directors to designate or supersede any designation so made. The Board of Directors may appoint more than one individual to serve as Co-Presidents, each having all of the outlined powers of the President.”